Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MarineMax, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change to the Company’s method of accounting for leases as of October 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and several related amendments, as issued by the Financial Accounting Standards Board (FASB), and a change to the Company’s method of accounting for revenue as of October 1, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and several related amendments, as issued by the FASB.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2020, Northrop & Johnson’s internal control over financial reporting associated with 1% of total assets and 1% of total revenues included in the consolidated financial statements of the Company as of and for the year ended September 30, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Northrop & Johnson.

/S/ KPMG LLP

Tampa, Florida

December 2, 2020